                        AGREEMENT OF SALE AND PURCHASE

         THIS AGREEMENT OF SALE AND PURCHASE is made this 9th day of March, 2001, between COMDIAL BUSINESS COMMUNICATIONS CORPORATION, a Delaware corporation, having an address at 1180 Seminole Trail, Charlottesville, Virginia 22901 ("Seller") and SEMINOLE TRAIL PROPERTIES, LLC, a Virginia limited liability company having an address at 1932 Blue Ridge Road, Charlottesville, Virginia 22903, or, in its sole discretion, its assignee or nominee in which Richard Hewitt has a controlling interest ("Buyer"). This Agreement is to be effective as of the date on which this Agreement has been fully executed and delivered by Buyer and Seller (the "Effective Date"). Upon the request of either party, the other shall confirm in writing the Effective Date and date upon which the Due Diligence Period expires.

         In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.    Agreement to Sell and Purchase.  Seller agrees to sell to Buyer,
               ------------------------------
and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, that certain tract or piece of land known as 1180 Seminole Trail, consisting of approximately 25.76 acres, located in Charlottesville, Virginia, as more fully described by metes and bounds in the legal description attached hereto as Exhibit "A", being all of the property owned by Seller in that location, together with all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of or abutting or adjoining such tract or piece of land and any easements and appurtenances pertaining thereto (the "Real Property") and all the buildings and other improvements situated thereon, including without limitation, all welded-in ceiling cranes (the "Improvements"), plus (whether or not affixed to the Improvements) all of the following items located in the auditorium area/video room of the Property: all fixtures (other than plumbing, electrical, HVAC, sprinkler and other such systems and machinery customary in a shell building, which shall be conveyed to Buyer as a part of the Improvements), equipment, appliances, furniture, and video conferencing equipment, and the chairs, tables and related furnishings and other personal property listed on
Schedule 1 attached hereto (the "Personal Property") [the Real Property, the Improvements, and the Personal Property are jointly called the "Property"]. Upon the conclusion of CRE's lease of any part of the Property pursuant to the CRE Lease, at no expense to Buyer, Seller shall have removed from the relevant space all equipment, fixtures and other personal property, other than the Personal Property, such that at the end of the CRE Lease only the Personal Property shall remain at the Property. Seller agrees that it shall not market or solicit any offers for or otherwise negotiate for any contract for sale, option or other right regarding the Property so long as this Agreement is in effect.

         2.    Purchase Price.  The  purchase  price for the Property is
               --------------
ELEVEN MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($11,400,000) (the "Purchase Price"), payable to Seller at Settlement (as defined below) as follows:

               A. Three Million and 00/100 Dollars ($3,000,000.00) by wire transfer of immediately available federal funds at Settlement.

               B. Eight Million Four Hundred Thousand and 00/100 Dollars ($8,400,000.00), payable by delivery of a note (the "Note") made by Buyer and secured by a first deed of trust against the Property (the "Seller Financing"). A portion of the interest due under the Seller Financing shall be payable in advance. Portions of the interest and the principal due as part of the Seller Financing may be refundable, increased and/or reduced as provided in the Note. In the event the outstanding principal balance and all accrued interest due under the Note is not paid in full on or before June 1, 2001, the outstanding principal amount of the Note shall be increased by ONE MILLION and NO/100 DOLLARS ($1,000,000.00). Buyer acknowledges and agrees that (i) such increase in the principal amount of the Note will compensate Seller and its successors and assigns for their costs of providing continued financing to the Buyer after the contemplated maturity date of June 1, 2001, (ii) such increase is not, and shall not be construed or interpreted to be, an penalty for failure to make timely payment of the principal due under the Note, and (iii) Buyer shall not assert or otherwise take the position in any proceeding relating to the Note that such increase constitutes a penalty.

The Purchase Price shall be allocated among the assets as mutually determined by Seller and Buyer. Seller and Buyer agree to use the allocations mutually determined by them for all tax purposes including, without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

         3.    Settlement.  Settlement shall be held on March 9, 2001, or on
               ----------
such earlier date as Buyer shall designate by at least five (5) days' advance written notice to Seller, at Seller's counsel office or at office of Buyer's settlement agent in Charlottesville, Virginia at 10:00 a.m. ("Settlement"). It is agreed that the time of Settlement, the obligation of Seller to deliver the general warranty deed and Bill of Sale conveying title to the Personal Property at Settlement and the obligation of the Buyer to deliver the funds for purchase are of the essence of this Agreement.

         4.    Condition of Title.
               ------------------

               (a) Title to the Property shall be good and marketable (i) free and clear of all liens, restrictions, easements, encumbrances, claims or liens by contractors, subcontractors, mechanics and materialmen, leases, financing statements or other personal property liens or encumbrances and other title objections, other than such title exceptions as are shown on Schedule 2,
(ii) affirmatively insured as contiguous with no gaps or gores and (iii) insurable as aforesaid at ordinary rates by Buyer's Title Insurance Company or any other title insurance company selected by Buyer. There shall be no exception for possible mechanics liens or possible unsettled taxes of any kind against Seller or the Property. Seller shall pay and discharge all liens at or before Settlement; if Seller fails to do so, Buyer shall have the option, at its election, to pay and discharge such liens, and all such amounts paid by Buyer shall be a credit against the Purchase Price. Between the time period commencing on the Effective Date and ending on the earlier of Settlement or termination of this Agreement, Seller agrees that it will take no action to convey any interest in the Property to anyone other than Buyer.

               (b) If title to the Property cannot be conveyed to Buyer at Settlement in accordance with the requirements of this Agreement for a reason other than the existence of any lien on the Property for an amount not in excess of the Purchase Price, Seller shall take appropriate action to cure the defect, and at Buyer's option Settlement may be postponed for a reasonable time, not exceeding thirty (30) days, to permit Seller to correct the title deficiency. If the title deficiency is of such a nature that it is not capable of being corrected by Seller within such 30 day period, Buyer shall have the option (i) of taking such title as Seller can convey, or if such failure results from the purposeful act or omission of Seller, then (ii) of terminating Buyer's obligations under this Agreement, and being reimbursed by Seller for all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the Property, including but not limited to title company charges, engineering fees, environmental consultants' fees, architects' fees, legal fees and other similar charges not to exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00) in the aggregate (as so limited, "Buyer's Reasonable Costs").

         5.    Representations and Warranties of Seller.  Seller, to induce
               -----------------------------------------
Buyer to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Buyer as follows:

               (a) Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

               (b) To Seller's knowledge, no assessments or charges for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Seller has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property. Seller has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property, and all public improvements ordered, advertised, commenced or completed prior to the date of this Agreement shall be paid for in full by Seller prior to Settlement. Provided Settlement is completed hereunder and there is no breach of the warranties contained in this subparagraph, Buyer will be responsible for payment of assessments or notices of assessments for any public improvement made after the Effective Date.

               (c) To Seller's knowledge, the Real Property has been duly subdivided in accordance with all applicable laws and constitutes one or more independent tracts of land for all applicable zoning, subdivision and taxation purposes.

               (d) To Seller's knowledge, Seller has no knowledge of and has received no notice of any present or threatened ban, moratorium or other limitation of any kind on new connections or additional flows to the sewage treatment plant serving or to serve the Property or the conveyance facilities leading to such sewage treatment plant.

               (e) To Seller's knowledge, Seller has received no notice from any insurance company which has issued a policy with respect to the Property or by any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work, and Seller will promptly notify Buyer of and comply with any such notice or requirement at Seller's cost if such notice is received prior to Settlement.

               (f) Seller has not received any written notice of suspension or cancellation of any certificates of occupancy.

               (g) To Seller's knowledge, except as set forth in the Environmental Reports listed in Schedule 3 hereto, (i) there has been no disposal, burial or placement of toxic or hazardous waste, debris or other foreign material on or about the Property; (ii) the Property and Seller are not in violation of any of the applicable requirements of law in connection with the disposal, storage, treatment, generation, processing and other handling of waste and the emission or discharge of any effluent, contaminants, pollution or other materials, and no other person or entity has used all or part of the Property or any lands contiguous to the Property in violation of any of those requirements of law; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Property or on or under any lands in the vicinity of the Property; (iv) there are no storage tanks on the Property;
(v) environmental conditions associated with the Property are in compliance with all applicable, relevant and appropriate federal, state and local governmental environmental standards, criteria, limitations and requirements; and (vi) Seller has disclosed to Buyer all information in Seller's possession relating to the environmental condition of the Property. Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up such condition, except as noted in Schedule 3A attached hereto. In the event Buyer shall discover such hazardous wastes, toxic substances, tanks or other unsatisfactory (in Buyer's sole discretion) environmental conditions on the Property at any time prior to Settlement, in addition to its other rights and remedies at law or equity or under this Agreement, Buyer shall have the right to terminate this Agreement upon written notice thereof to Seller, whereupon this Agreement shall be deemed void and neither party shall have any further rights or obligations hereunder; provided, however, that if Paul J. Suijk, Nickolas A. Branica or Lawrence Tate had knowledge of such environmental condition and failed to disclose same to Buyer in breach of this Agreement, Seller shall immediately reimburse Buyer for Buyer's Reasonable Costs. The foregoing reimbursement obligation of Seller shall survive on termination of this Agreement by Buyer. Notwithstanding anything to the contrary herein, the effect of the representations made in this subparagraph shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents.

               (h) There are no management, employment, service, equipment, supply, maintenance, water, sewer, or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or Buyer after Settlement in any manner whatsoever, except for instruments of record.

               (i) To the best of Seller's knowledge, all roads abutting the Property are dedicated public roads and the deed to be delivered to Buyer at Settlement hereunder is the only instrument necessary to convey to Buyer (i) full access to and right to freely use such roads, and (ii) all rights appurtenant to the Property in such roads. Notwithstanding the foregoing, Buyer acknowledges that Commonwealth Drive may not be publicly dedicated, although it is currently maintained by the Virginia Department of Transportation (about which property Seller makes no representations to Buyer with respect to title, but which property Seller shall quitclaim to Buyer at Settlement).

               (j)   Intentionally omitted.

               (k) Seller holds fee simple title to the Property, except as set forth in (i) above. Seller is a duly existing corporation and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

               (l) There are no existing leases, whether oral or written, agreements of sale, options, tenancies, licenses or any other claims to possession affecting the Real Property except as listed in Exhibit "B" attached hereto. Exhibit "B" lists all (i) leases for any portion of the Property and all amendments and any other writings related thereto in effect on the Effective Date (the "Leases").

               (m)   Intentionally omitted.

               (n) No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof.

               (o) No tenant, licensee or other occupant under any of the Leases has, nor does any other party have, any right or option to acquire the Property or any portion thereof.

               (p)   Intentionally omitted.

               (q) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale, constitutes or will constitute a violation or breach of the Articles of Incorporation or By-Laws of Seller, or of any agreement or other instrument to which it is a party, to which it is subject or by which it is bound.

               (r) The execution and delivery of this Agreement have been approved by the authorized Board of Directors of Seller and no further corporate action is required on the part of Seller to consummate the transaction contemplated hereby. The corporate officers executing this Agreement on behalf of Seller have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Seller. There are no proceedings pending or threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

               (s) Seller shall at Settlement, or the end of the CRE Lease term as appropriate, remove all equipment designated to be removed by Buyer.

         6.    Conditions of Buyer's Obligations. The obligation of Buyer
               -----------------------------------
under this Agreement to purchase the Property from Seller is subject to the satisfaction at Settlement of each of the following conditions (any one of which may be waived in whole or in part by Buyer at or prior to Settlement):

               (a) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of Settlement in all respects as though such representations and warranties were made at and as of Settlement, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Settlement.

               (b) Buyer shall have a period from the Effective Date through Settlement (the "Due Diligence Period") to conduct due diligence investigations and analysis of the Property and all information pertaining to the Property. If Buyer, in its sole discretion, determines that it does not desire to acquire the Property, with or without reason, and notifies Seller at or before Settlement of its election to terminate this Agreement, this Agreement thereupon shall become void and there shall be no further obligation or liability on either of the parties hereto.

               (c) Buyer shall have obtained financing for its purchase of the Property acceptable to it in its discretion.

               (d) Seller shall deliver to Buyer within 3 business days after execution hereof to the extent not previously delivered:

                     (i) the latest as-built plans or surveys (the "Survey") of the Property prepared by a registered and licensed surveyor which are in Seller's possession;

                     (ii) copies of the floor plans of all buildings on the Property;

                     (iii) copies of all service contracts with respect to the Property;

                     (iv) copies of the latest environmental reports with respect to the Property which are in Seller's possession or control, including without limitation those listed on Schedule 3; and

                     (v) copies of the latest title commitment and title policy with respect to the Property which are in Seller's possession or control

               (e) At Settlement, Seller shall deliver to Buyer duly executed originals of the following:

                     (i) A general warranty deed to the Real Property duly executed and acknowledged by Seller and in proper form for recording (the "Deed").

                     (ii) A valid bill of sale for the Personal Property with general warranties as to title.

                     (iii)  The CRE Lease, as defined below.

                     (iv) A Nonforeign Person Certification in the form attached hereto as Exhibit "C", as required under Section 1445 of the Internal Revenue Code.

                     (v) An assignment in form and substance mutually satisfactory to Seller and Buyer, duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to (A) any and all guaranties and warranties, if any, pertaining to the Property; and (B) any permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property.

                     (vi) Originals of the following instruments, all certified by Seller as true and complete to the best knowledge of Seller:

                            (A)   All certificates of occupancy in Seller's
possession or control (and any required governmental approvals in connection with the transfer of the Property), licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property;

                            (B)   All building records in Seller's possession or
control with respect to the Property;

                            (C)   each bill of current real estate taxes, sewer
charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid); and

                            (D)   all assigned guaranties and warranties, if
any.

                     (vii) All keys and combinations to locks at the Property (other than to the "Government Room", as shown on Exhibit D attached hereto, for which such keys shall be provided at the conclusion of CRE Lease of such space), all plans, specifications, as-built drawings, surveys, site plans, equipment manuals, technical data and other documentation relating to the building systems, equipment and any other personal property forming part of the Property or any portion thereof in the possession or control of Seller or any property manager(s).

                     (viii) An owner's affidavit as to mechanic's liens and related matters in favor of Buyer and Buyer's title insurer in the reasonable form used by such title insurance company.

                     (ix) Such other documents as reasonably may be required to consummate this transaction in accordance with this Agreement.

         Unless all the foregoing conditions contained in this Paragraph 6 are satisfied within the time period specified, or if no time period is specified, prior to or at Settlement, Buyer, at its election, may, (i) terminate this Agreement or (ii) waive in writing the satisfaction of any such conditions with such adjustment (if any) in the purchase price as may be mutually agreeable, in which event this Agreement shall be read as if such conditions no longer existed.

         7.    Possession. Possession of the Property shall be given to Buyer
               ----------
at Settlement unoccupied and free of any leases except the Leases, other claims to or rights of possession by delivery of the Deed. The Deed shall be prepared by Buyer at Buyer's expense and shall be submitted to Seller for Seller's approval prior to Settlement hereunder.

         8.    Apportionments; Taxes.
               ---------------------

               (a) Real estate taxes, operating expenses and other apportionable income and expenses paid or payable by Seller shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Settlement. Seller shall cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Settlement and all such bills shall be paid by Seller.

               (b) Seller shall pay to Buyer all security deposits under the Leases, together with any interest accrued thereon, as well as any other funds paid to Seller by tenants on account of additional rent items not yet due and payable by Seller, such as tax and insurance escrows.

               (c) Seller shall pay the Grantor's tax and all fees for releasing any deeds of trust, UCC filings, or other liens required hereunder, and Buyer shall pay all other recording fees and taxes.

               (d) To Seller's knowledge, none of the Property has been granted tax relief, including, without limitation, by reason of roll back taxes. In the event any such should be discovered, Seller shall be responsible for payment of same and shall deposit in escrow with the Title Company at Settlement hereunder, the estimated taxes, penalties, interest and related costs assessed or to be assessed against the Property due to termination of such relief before or after Settlement attributable to any time period prior to conveyance of the Property to Buyer. The provisions hereof shall survive Settlement under this Agreement.

         9.    Condemnation.  Seller covenants and warrants that Seller has not
               ------------
heretofore received any notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Property. If prior to Settlement any such proceeding is commenced or any change is made, or proposed to be made, to the current means of ingress and egress to the Property or to the roads or driveways adjoining the Property, or to change such ingress or egress or to change the grade thereof, Seller agrees immediately to notify Buyer thereof. Buyer then shall have the right, at Buyer's option, to terminate this Agreement by giving written notice to Seller within thirty (30) days after receipt of such notice. If Buyer does not so terminate this Agreement, Buyer shall proceed to Settlement hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement; Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation, Seller shall not negotiate or settle any claims for compensation prior to Settlement, and Buyer shall have the sole right (in the name of Buyer or Seller or both) to negotiate for, to agree to and to contest all offers and awards.

         10.   Default by Buyer.  If Buyer, without the right to do so and in
               -----------------
default of its obligations hereunder, fails to complete Settlement and Seller is not in default hereunder, Seller shall have the right to recover its provable out-of-pocket expenses incurred as a result of the failed transaction not to exceed $75,000, but Seller expressly hereby agrees that it shall not be entitled to the Purchase Price, other damages or other equitable relief.

         11.   Default by Seller.  If Seller, without the right to do so and in
               -----------------
default of its obligations hereunder, fails to complete Settlement, Buyer may terminate this Agreement and receive payment from Seller of its Buyer's Reasonable Costs or it may seek specific performance; however, if such breach or failure arises out of an intentional breach by Seller hereunder, Buyer may exercise any remedies available to it at law or in equity, including, but not limited to, specific performance, and Buyer shall be entitled to all of its damages, including without limitation, court costs and attorneys fees.

         12.   Risk of Loss.  Seller shall bear the risk of all loss or damage
               ------------
to the Property from all causes until Settlement. If at any time prior to Settlement any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof to Buyer and Buyer shall have the right (i) to terminate this Agreement by written notice to Seller (unless the cost to repair such damage is less than $25,000 and Buyer receives payment from Seller or its insurer in the amount necessary to repair such damage), (ii) Buyer in its sole discretion may as assignee of Seller receive all insurance proceeds applicable to repair or replacement of the Property, retaining any excess over the (estimated) cost to restore (it being understood that there would no be obligation upon Buyer to make such repairs/restoration), or (iii) unless Buyer and Seller shall have otherwise mutually agreed to resolve the matter, whereupon neither party shall have any further liability to the other with regard thereto.

         13.   Leaseback.  On or before Settlement, Comdial Real Estate Co.,
               ---------
Inc., a Maryland corporation to be formed as a wholly-owned subsidiary of Comdial Corporation ("CRE") shall execute and deliver to Buyer a lease (which shall be fully guaranteed by Comdial Corporation) of a portion of the Property containing a minimum of 95,000 square feet from closing until August 30, 2003 and other space for differing periods, all as noted on Schedule 4 and in the form attached as Schedule 5 hereto (the "CRE Lease"), together with the first two month's rent due under the CRE Lease, and all other papers and items necessary to effect the Lease, including without limitation, a letter of credit in the amount of $538,197 from an institution and in form and substance satisfactory to Buyer. The face amount of the letter of credit shall be reduced by one-eighth (1/8th) at the conclusion of each month of the CRE Lease - if and only if CRE is not in default under the CRE Lease - beginning May 31, 2001 and continuing until payment of December, 2001 rent, at which time the letter of credit shall terminate if CRE is not in default under the CRE Lease. Certain of the relevant terms of the CRE Lease are as noted on Schedule 4 attached hereto. In the event CRE fails to vacate certain portions of the Premises in accordance with Section 29 of the CRE Lease and, pursuant to its rights under the CRE Lease due to such failure, Nimbus CD International, Inc., pursuant to Section 1.05(a) of its lease, terminates its lease with Buyer, Buyer shall have, as Buyer's sole and exclusive remedies, (i) the amount owed to Seller under the Seller Financing reduced by Five Hundred Thousand and 00/100 Dollars ($500,000.00) as liquidated damages and as provided in the Note, and (ii) the Buyer as landlord shall be entitled to exercise its remedies available under the CRE Lease to the extent necessary to remove CRE from such portions of the Premises, however, the CRE Lease shall otherwise remain in full force and effect.

         14. Brokerage.  Buyer represents and warrants to Seller and Seller
             ---------
represents and warrants to Buyer that it has not dealt with any broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to indemnify, defend and hold Buyer harmless from and against any broker's claim arising from any breach by Seller of Seller's representation and warranty in this paragraph as well as any other claims of any and all brokers and other intermediaries claiming a commission in connection with this sale or the Leases. Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker's claim arising from any breach by Buyer of Buyer's representation and warranty in this paragraph as well as any other claims of any and all brokers and other intermediaries claiming a commission in connection with this sale based on any claim to be acting at Buyer's request.

         15.   Operation of the Property Prior to Settlement.  Prior to
               ---------------------------------------------
Settlement:

               (a) Except as otherwise specifically provided herein, without expense to Buyer, all repairs and replacements, structural and non-structural, ordinary and extraordinary, shall be made which are required to maintain the Property in its present condition, reasonable wear and tear excepted.

               (b) At reasonable times following reasonable notice, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded reasonable access (i) to the

Property to inspect, measure, appraise, test and make surveys of the Property and (ii) to all books, records and files relating to the Property. Buyer shall have the right, at Buyer's expense, to make copies of all such books and records, including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs allocable to tenants and all information reasonably necessary for Buyer to evaluate the Property; provided, however, that Buyer shall return all copies of such books and records if Settlement does not occur under this Agreement. Buyer shall not interfere unreasonably with the operation of the Property and shall restore any area on the Property disturbed in the course of Buyer's testing to the conditions existing prior to any tests conducted by Buyer to the extent feasible under industry standards. Seller shall cooperate with Buyer's reasonable requests in connection with Buyer's review of the books, records and files relating to the Property and any audit by Buyer including any environmental audit.

               (c) Seller promptly shall notify Buyer of Seller's receipt of any notice from any party alleging that Seller is in default of its obligations under any of the Leases or any permit or agreement affecting the Property, or any portion or portions thereof.

               (d) No contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller at or prior to Settlement without charge, cost, penalty or premium.

               (e) Except with the prior written consent of Buyer, Seller shall not enter into any new leases for any portion of the Property.

         16.   Notice. All notices, requests and other communications under this
               ------
Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by facsimile provided that notice is given simultaneously by one of the methods described in (i), (ii) or (iii)above, addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

TO SELLER:        Comdial Business Communications Corporation
                  1180 Seminole Trail
                  Charlottesville, Va. 22901
                  Attn:  Paul K. Suijk
                  Phone:  804.978.2501
                  Fax:  804.978.2512

WITH A COPY TO:   Kurt J. Krueger, Esq.
                  McGuireWoods LLP
                  310 Fourth Street, N.E., Suite 300
                  Charlottesville, Va. 22902
                  Phone: 804.977.2521
                  Fax: 804. 980.2261

TO BUYER:         Seminole Trail Properties, LLC
                  c/o Richard Hewitt
                  1932 Blue Ridge Road
                  Charlottesville, Virginia 22903
                  Phone: 804.977.8846
                  Fax: 804.977.3585

WITH A COPY TO:   Price M. Shapiro, Esq.
                  Vandeventer Black LLP
                  500 World Trade Center
                  Norfolk, Virginia 23510
                  Phone: 757.446.8696
                  Fax: 757.446.8690

               All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

         17.   Indemnity by Seller.  Provided that Settlement has taken place
               -------------------
hereunder, Seller agrees to indemnify and hold harmless Buyer from and against, and to reimburse Buyer with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorney's fees and court costs) asserted against or incurred by Buyer by reason of or arising out of (a) a breach of any representation or warranty of Seller as set forth in this Agreement, (b) the failure of Seller to perform any obligation required by this Agreement to be performed by it, and (c) the ownership, maintenance and operation of the Property prior to Settlement, including without limitation any payment or nonpayment on account of the operating expenses for the Property by the tenants under the Leases.

         18.   Indemnity by Buyer.  Provided that Settlement has taken place
               ------------------
hereunder, Buyer agrees to indemnify and hold harmless Seller from and against, and to reimburse Seller with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorney's fees and court costs) asserted against or incurred by Seller by reason of or arising out of (a) a breach of any representation or express warranty of Buyer as set forth in this Agreement, or (b) the failure of Buyer to perform any obligation expressly required by this Agreement to be performed by it.

         19.   Further Assurances.  After Settlement, at Buyer's sole cost
               ------------------
and expense, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer's right, title and interest in and to the Property.

         20.   Representation and Warranties of Buyer.  Neither the execution
               --------------------------------------
and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Buyer, nor the consummation of the sale, constitutes or will constitute a violation or breach of the Articles of Organization or Operating Agreement of Buyer, or of any agreement or other instrument to which it is a party, to which it is subject, or by which it is bound. The execution and delivery of this Agreement have been properly approved and authorized by Buyer and no further corporate action is required on the part of Buyer to consummate the transaction contemplated hereby. The member executing this Agreement on behalf of

Buyer has all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Buyer. There are no proceedings pending or threatened by or against Buyer in bankruptcy, insolvency or reorganization in any state or federal court.

         21.   Miscellaneous.
               -------------

               (a) All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions hereof shall survive Settlement for a period of twelve (12) months following the date upon which Seller vacates the Property, except the representations and warranties contained in paragraph 4 and in paragraph 5, subparagraphs (g), (k), (l), (n), (q) and (r), and in paragraph 20.

               (b) This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer's attorney within five
(5) days after execution by Buyer and delivery to Seller.

               (c) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

               (d) Formal tender of an executed deed and purchase money is hereby waived.

               (e) Buyer shall have the right to assign this Agreement in its sole discretion, and upon notice from Buyer, Seller agrees to convey the Property directly to Buyer's assignee provided that Buyer and/or assignee have fulfilled Buyer's obligations under this Agreement.

               (f) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

               (g) This Agreement, including the exhibits attached hereto, contains the whole agreement as to the Property between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale and purchase. This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

               (h) This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia.

               (i) Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

         22.   Non-Disclosure.  Neither party shall make public disclosure with
               --------------
respect to this transaction before the Settlement except to prospective tenants of the Property, local authorities, attorneys, accountants, present or prospective sources of financing, partners, directors, officers, employees and representatives of either party or of such party's advisors or contractors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction and as may be permitted specifically by the terms of this Agreement. Each party shall notify any party to whom it discloses such information of this non-disclosure requirement and direct that they adhere to it as an agent of such party.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first written above.

                                       SELLER:
Witness/Attest:                        COMDIAL BUSINESS COMMUNICATIONS
                                       CORPORATION


                                       By:  ______________________________
                                            Name:
[CORPORATE SEAL]                            Title:

                                       BUYER:
                                       SEMINOLE TRAIL PROPERTIES, LLC


                                       By:  _____________________________
                                            Name:
                                            Title:

                                  EXHIBIT "A"

                               LEGAL DESCRIPTION


                           [TO BE ATTACHED BY MUTUAL
                        AGREEMENT OF SELLER AND BUYER]

                                  EXHIBIT "B"

                  LIST OF LEASES, RENTS AND SECURITY DEPOSITS

                              [Seller to provide]

FAA Tower Lease - attached as Exhibit B-1

                                  EXHIBIT B-1


                                   FAA LEASE

                                (see attached)

                                  EXHIBIT "C"


                        NONFOREIGN PERSON CERTIFICATION



         Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by _____________________ ("Transferor"), the undersigned hereby certifies the following on behalf of
Transferor:

         1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and income tax regulations);

         2. The correct U.S. taxpayer identification number for Transferor is _______________________; and

         3.    The correct office address for Transferor is:

               ___________________________________________

               ___________________________________________

               ___________________________________________

         Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

         Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.



                                          By:   ____________________________
                                                Name:

                                          Date: ____________________________

                                   EXHIBIT D

                              SKETCH OF PROPERTY

                                  SCHEDULE 1


                           LIST OF PERSONAL PROPERTY

Inventory from the Customer Conference Center:

4 portable stages
70 sled base conference chairs
28 conference tables
3 stools in demo room
2 work stations in demo room
1 Sears fridge with ice maker
1 Podium with integrated Creston control
1 Omni View PS/2 switch box (monitor, keyboard + mouse switch box) 1 Gyro wireless mouse
1 Dell Dimension XPS R350 PC
1 Dell Dimension XPS D333 PC
1 Bocahub-16 Plus mini hub
1 Elmo Visual Presenter EV-400 AF with finished podium
1 Set of six Williams Sound Corp. Hearing Assist Devices
1 JVC single gun digital auto focus projector with remote
1 Extron Scaler DVS100
1 Ektragraphic III ATS slide projector
1 Creston Sizer Box
1 Pioneer VCR
1 Sony Tape Deck
1 Panasonic Desktop Editor
1 Crown Com-tech 800
1 Extron switch box
1 Creston II MS
1 Sabine adaptive digital filter work station ATF 1201
4 Shure Receivers
1 CVI-AVS Cabinet
1 Altmen Computer Video box
4 Plugin Mikes with 3 stands
2 Wireless Mikes
1 DA-Lite screen
4 Flood Lights

                                  SCHEDULE 2

                               TITLE EXCEPTIONS

                                  SCHEDULE 3

                             ENVIRONMENTAL REPORTS

                                  SCHEDULE 3A

                           ENVIRONMENTAL DISCLOSURES

                                  SCHEDULE 4

                        OUTLINE OF VARIOUS LEASE TERMS

                                  SCHEDULE 5

                               FORM OF CRE LEASE

                                  SCHEDULE 6

                                LIST OF REPAIRS

                                      26